Exhibit 10.15
February 17, 2004
Mr. Michael Zimmerman
Zimmerman and Associates
The following term sheet is intended to memorialize the agreements reached between you and Health Care Services, Inc. d/b/a Accretive Health. The parties anticipate executing more definitive agreements regarding this subject matter, however it is their intention to be bound by this term sheet upon its execution.
Zimmerman Equity
In exchange for the license rights, exclusivity and information sharing provided for below, Accretive Health will grant Mike Zimmerman stock warrants granting him a 2.5% at the price determined by the Accretive Health Board to be fair market value (FMV) at the time the warrants are granted.
Additionally, Zimmerman Associates will have the right to earn the right additional Stock Warrants as compensation for its support and participation of Accretive Health’s Sales Efforts. These additional Stock Warrants will be earned when Accretive Health signs a Managed Services Agreement with a hospital/system were Zimmerman has been Accretive Health’s “sponsor” with respect to that institution. Zimmerman will be considered Accretive’s “sponsor” to an institution where Zimmerman’s efforts resulted in Accretive Health securing a meeting with a C-level executive or Board member, or where Accretive Health and Zimmerman agreed that Zimmerman is entitled to “sponsor” status based on other efforts. The additional Stock Warrants will be earned as follows:
1.	2.5% for Ascension, or a system of similar size and prestige, provided that the scope of the MSA includes a majority of system volumes; or

2.	1.25% for each system other than those which fit the description above.

3.	These Additional Stock Warrants will be available for up to 2.5% of the equity in Accretive Health based on its February 2004 capitalization structure fully diluted for its first $10 million in financing.

4.	These Additional Stock Warrants will be available for MSAs with institutions where the introduction by Zimmerman has occurred before 12/31/05 and which have been signed by 12/31/06.

5.	These Additional Stock Warrants will be exercisable at the price determined by the Accretive Health Board to be fair market value (FMV) at the time the warrants are earned.
Giving effect to the 2.5% interest available for the license and exclusivity rights and the 2.5% interest available as a “sponsor” Zimmerman will have the opportunity to secure a 5% interest in Accretive Health.

Information Sharing/Non-competition
In consideration for the stock warrants granted to Mike Zimmerman above, Zimmerman will grant Accretive Health exclusive access to its revenue cycle methodologies, tools, technology, benchmarking information and other intellectual property, including any information developed by it during the period of any agreement between it and Accretive Health. This will be accomplished through an exclusive license for use of this information and intellectual property in the managed services environment. Managed services will include BPO, outsourcing and similar opportunities.
Further, Zimmerman agrees that it will not enter into any other relationship with any Managed Services Provider which competes directly or indirectly with Accretive Health during the period of its agreement with Accretive Health and for a period of three years from the termination of the agreement. During that same period, Zimmerman agrees that it will not refer or recommend any other revenue cycle managed service or outsourcing firm other than Accretive Health.
Accretive Health and Zimmerman may work collectively in connection with various client projects in the future. Accretive Health agrees that it will share those service and delivery methodologies with Zimmerman in connection with those joint projects. Zimmerman agrees to keep this information confidential, protect it in the manner which it protects its own confidential information and to limit its use to its own consulting work on behalf of its clients.
Further, Accretive Health agrees that it will not enter into any other relationship with any Revenue Cycle Consulting Firm which competes directly or indirectly with Zimmerman during the period of its agreement with Accretive Health and for a period of three years from the termination of the agreement. During that same period, Accretive Health agrees that it will not refer or recommend any other revenue cycle consulting firm other than Zimmerman.
Sales Support
Zimmerman will assist Accretive Health in its sales efforts as required. Zimmerman will provide advertising space in its publications at a nominal cost and will provide presentation opportunities at its conferences. Zimmerman will use its best efforts to create presentation opportunities for Accretive Health with its customers and at industry events and conferences. Mary Tolan and Mike Zimmerman, in their discretion, may also form and convene a group of industry thought leaders to serve as an Advisory Board to Accretive Health which they will Co-Chair.

Zimmerman Associates /s/ Michael Zimmerman	Accretive Health /s/ Mary Tolan